SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              Guilford Mills, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                Delaware                                 13-1995928
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


        4925 West Market Street
             Greensboro, NC                                 27407
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(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section             securities pursuant to Section
12(b) of the Exchange Act                  12(g) of the Exchange Act
and is effective upon filing               and is effective upon filing
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the                    A.(d), please check the
following box. [ ]                         following box. [x]



               Securities Act registration statement file number
                        to which this form relates: N/A


        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                      Name of Each Exchange on Which
     to be so Registered                      Each Class is to be Registered
     -------------------                      ------------------------------

             None                                          None


        Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                                (Title of Class)

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ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

           On March 13, 2002, Guilford Mills, Inc. (the "Company") and its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On September 20, 2002, the Bankruptcy Court entered an order confirming the Amended Joint Plan of Reorganization (the "Plan of Reorganization") of the Debtors. On October 4, 2002, the effective date of the Plan of Reorganization (the "Effective Date"), the Company and its domestic subsidiaries emerged from the proceedings under chapter 11 of the Bankruptcy Code.

           On the Effective Date, among other things pursuant to the Plan of Reorganization, all of the Company's common stock, par value, $.02 per share, and Preferred Stock Purchase Rights, were cancelled. On the Effective Date, the Company filed with the Delaware Secretary of State a Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), which authorizes the Company to issue a total of 11,000,000 shares of one class of stock designated as Common Stock, par value $0.01 per share (the "New Common Stock"). On the Effective Date or shortly thereafter, the Company will issue approximately 5.5 million shares of New Common Stock pursuant to the Plan of Reorganization. This Registration Statement on Form 8-A pertains to the New Common Stock.

           The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws is a summary and is qualified in its entirety by the Restated Certificate of Incorporation and the Amended and Restated By-Laws that have been filed as Exhibits 3.1 and 3.2, respectively, to this Registration Statement on Form 8-A.

NEW COMMON STOCK

           Holders of New Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders, except in the election of directors where there is cumulative voting. Holders of New Common Stock are entitled to receive ratably such dividends as may be declared by the Company's board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of New Common Stock have the right to a ratable portion of assets remaining after payment of liabilities.

           The Company's New Common Stock has no preemptive or conversion rights or the benefit of any sinking fund and is not subject to redemption or to liability for any further calls by the Company. The Restated Certificate of Incorporation imposes no limitations on the transferability of the New Common Stock.

THE DELAWARE GENERAL CORPORATION LAW

           The Company is subject to Section 203 of the Delaware General Corporation Law, which regulates certain corporate acquisitions. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a


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
business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

            o the board of directors approved the transaction in which such stockholders became an interested stockholder prior to the date the interested stockholder attained such status;

            o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

            o the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.



ITEM 2.    EXHIBITS

Exhibit
  No.       Description
-------     --------------------------------------------------------------------
 2.1        Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of
            the Bankruptcy Code, dated August 15, 2002, as filed with the U.S.
            Bankruptcy Court for the Southern District of New York (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 2.2 Amended Disclosure Statement to Debtors' Amended Joint Plan of Reorganization, dated August 15, 2002 (incorporated by reference to
            Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 2.3 Bankruptcy Court Order, dated September 20, 2002, confirming the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).



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
                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: October 4, 2002

                                        GUILFORD MILLS, INC.

                                        By: /s/ David H. Taylor
                                            ----------------------------------
                                            David H. Taylor
                                            Interim Chief Financial Officer














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
                                  EXHIBIT INDEX

Exhibit
  No.       Description
-------     --------------------------------------------------------------------
 2.1        Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of
            the Bankruptcy Code, dated August 15, 2002, as filed with the U.S.
            Bankruptcy Court for the Southern District of New York (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 2.2 Amended Disclosure Statement to Debtors' Amended Joint Plan of Reorganization, dated August 15, 2002 (incorporated by reference to
            Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 2.3 Bankruptcy Court Order, dated September 20, 2002, confirming the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).

 3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on October 4, 2002).



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